Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 56 to the Registration Statement (Form N-1A, No. 2-82510) of Morgan Stanley Variable Investment Series, and to the incorporation by reference of our report, dated February 20, 2015, on Money Market Portfolio, Limited Duration Portfolio, Income Plus Portfolio, European Equity Portfolio, and Multi Cap Growth Portfolio (the five portfolios comprising Morgan Stanley Variable Investment Series) included in the Annual Report to shareholders for the fiscal year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 10, 2015